Exhibit 99.B(a)(xxii)

AMENDMENT NO. 21 TO DECLARATION OF TRUST OF

VOYA SEPARATE PORTFOLIOS TRUST

Name Change of Series

Effective: December 18, 2015

THIS AMENDMENT NO. 21 TO THE DECLARATION OF TRUST OF VOYA SEPARATE PORTFOLIOS TRUST (“VSPT”), a Delaware statutory trust, dated March 2, 2007, as amended (the “Declaration of Trust”), reflects resolutions adopted by the Board of Trustees of VSPT on November 19, 2015, with respect to Voya Retirement Solution 2020 Fund, Voya Retirement Solution 2025 Fund, Voya Retirement Solution 2030 Fund, Voya Retirement Solution 2035 Fund, Voya Retirement Solution 2040 Fund, Voya Retirement Solution 2045 Fund, Voya Retirement Solution 2050 Fund, Voya Retirement Solution 2055 Fund, Voya Retirement Solution 2060 Fund, and Voya Retirement Solution Income Fund (collectively, the “Voya Retirement Funds”), each a series of VSPT, acting pursuant to the Declaration of Trust, including Article X, Section 1, of VSPT’s Declaration of Trust.  The resolutions serve to change the name of each of the Voya Retirement Funds, effective December 18, 2015.